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                                                                      EXHIBIT 99

                                     FOR:           Empire of Carolina, Inc.

                                     APPROVED BY:   Steve Geller
                                                    Chief Executive Officer
                                                    (407) 498-4000

                                     CONTACT:       Betsy Brod/Alex Gleeson
                                                    Press:  Michael McMullan
                                                    Morgen-Walke Associates
FOR IMMEDIATE RELEASE                               (212) 850-5600


EMPIRE OF CAROLINA COMMENTS ON EXPECTED RESULTS FOR FISCAL 1996

         Delray Beach, FL, September 10, 1996 -- Empire of Carolina, Inc. (AMEX:EMP) announced today that, as a result of higher than anticipated manufacturing expenses incurred to meet customer demand, it expects to report a net loss for the year ending December 31, 1996. The Company indicated that it anticipates break-even operating income and expects its pre-tax cash flow (EBITDA) to be sufficient to cover interest expense.
         Empire's rapid sales growth, driven by strong customer demand for its products, combined with difficulties in integrating the Buddy L manufacturing facilities and the need to outsource certain production requirements have resulted in excessive labor, manufacturing and shipping costs. Shipments of merchandise sourced through the Company's Hong Kong office, which represent approximately 25% of sales, remain unaffected by these events.
         The Company also announced that Howard Younger, previously Vice President and Director of Manufacturing for Graham Packaging Company, has joined Empire as Vice President of Manufacturing and General Manager of the Tarboro, North Carolina facility. Marvin Smollar, Empire's President and Chief Operating Officer, has been managing plant operations since the illness of Robert Mistron, the former plant manager. Mr. Younger has
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twenty-four years experience in managing plastics manufacturing facilities.
Empire anticipates that the addition of Mr. Younger and other key, recently-hired factory managers will improve plant performance.
         Steven Geller, Chairman and Chief Executive Officer, commented, "Over the past two years, Empire has focused on building a presence in the toy industry. By delivering quality, core products to the market, we have been highly successful in helping to drive consumer traffic and profits to our retailer customers. This has resulted in increased demand for the Company's products. We have made a conscious decision to incur the costs necessary to meet these demands and to preserve the market share that we have worked so hard to develop over the past two years, despite the production delays at our Tarboro facility."
         Geller continued, "Empire's sales and marketing organizations are strong and demand for our various product lines continues to be high. We believe that our performance for 1996, despite the substantial non-recurring costs caused by Empire's manufacturing difficulties, demonstrates Empire's profit potential. We shall continue to pursue our long term objective of becoming a major player in the toy and holiday products industries."
         This press release contains various forward-looking statements and information that are based on management's beliefs as well as assumptions made by and information currently available to management. Such statements are subject to various risks and uncertainties which could cause actual results to vary materially from those stated. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect actual results may vary materially from those anticipated, estimated, expected or projected. Such risks and uncertainties include the Company's ability to manage inventory production and costs, to meet potential increases or decreases in demand, potential adverse customer impact due to delivery
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delays including effects on existing and future orders, competitive practices in the toy and decorative holiday products industries, changing consumer preferences and risks associated with consumer acceptance of new product introductions, potential increases in raw material prices, potential delays or production problems associated with foreign sourcing of production and the impact of pricing policies including providing discounts and allowances. Certain of these as well as other risks and uncertainties are described in more detail in the Company's Registration Statement on Form S-1 filed under the Securities Act of 1933, Registration No. 333-4440.
         Empire of Carolina, Inc. designs, develops, manufactures and markets a broad range of basic plastic children's toys. It's Holiday Products Division produces and markets decorative seasonal items including Christmas, Halloween and Easter illuminated products. The Company's full line of basic toys includes the Big Wheel(R) line of ride-on toys, Grand Champions(R) collectible horses, Buddy L(R) cars and trucks, and Power Driver(R) ride-ons.